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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Datamedic Holding Corp.:

     We consent to the incorporation by reference in the registration statement on Form S-8 of InfoCure Corporation of our report dated May 25, 1999, with respect to the consolidated balance sheets of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the Form 10-K of InfoCure Corporation dated December 31, 1999.

                                          KPMG LLP

Melville, New York
June 27, 2000

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